As filed with the U.S. Securities and Exchange Commission on March 19, 2026
 File No. 333-195493
File No. 811-22961

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
[ ] Preliminary Information Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X] Definitive Information Statement

EA SERIES TRUST
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required
[ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
(1) Title of each class of securities to which transaction applies: ________________________________
(2) Aggregate number of securities to which transaction applies: ________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
_____________________________________________________________________________________
(4) Proposed maximum aggregate value of transaction: ________________________________________
(5) Total fee paid: _____________________________________________________________________

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid: _____________________________________________________________
(2) Form, Schedule or Registration Statement No.: ___________________________________________
(3) Filing Party: _______________________________________________________________________
(4) Date Filed: ________________________________________________________________________

AOT GROWTH AND INNOVATION ETF
a series of EA Series Trust
3803 West Chester Pike, Suite 150
Newtown Square, PA 19073
Information Statement
This Information Statement is being provided to the shareholders of the AOT Growth and Innovation ETF (the “Fund”), a series of EA Series Trust (the “Trust”). This Information Statement is being sent in lieu of a proxy statement and pursuant to approval by the Trust’s Board of Trustees (the “Board”) on March 6, 2026 and approval by written consent of shareholders of the Fund representing a majority of the outstanding voting securities of the Fund as of March 6, 2026. The Investment Company Act of 1940, as amended (the “1940 Act”), defines a majority as the lesser of (1) 67% or more of the votes if more than 50% of such votes are present, or (2) more than 50% of the votes.
A majority of the outstanding voting securities of the Fund is held by four shareholders. These shareholders have, by written consent, approved the following items:
1.Changing the Fund’s industry concentration policy from not concentrating its investments in a particular industry or group of industries (i.e., not investing more than 25% of a Fund’s net assets in a particular industry or group of industries) to concentrating its investments in technology companies, effective April 16, 2026;
2.The use of a “manager of managers” structure that permits Empowered Funds, LLC (the “Adviser”), subject to Board approval, to appoint and replace sub-advisers that are not affiliated with the Adviser, without obtaining prior shareholder approval (the “Manager of Managers Structure”); and
3.A new investment sub-advisory agreement between the Trust, the Adviser, and AOT Invest LLC (“AOT” or the “Sub-Adviser”) (the “Sub-Advisory Agreement”).
This Information Statement describes these changes in the following pages. This Information Statement is being mailed on or about March 27, 2026, to the Fund’s shareholders of record as of March 6, 2026 (the “Record Date”). As of the Record Date, there were issued and outstanding 1,630,000 shares of the Fund. Since the shareholders with a majority of the outstanding voting securities of the Fund have already voted to approve these changes, the remaining shareholders are not required to, nor entitled to, vote on this matter.
The Fund’s annual report and semi-annual report are available at no charge by visiting https://aotetf.com/AOTG or by calling toll free 215-330-4476.
NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTERS DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Industry Concentration Policy
Since its inception, the Fund has had a fundamental policy to not concentrate its investments (i.e., invest more than 25% of the Fund’s net assets) in a particular industry or group of industries, which has constrained the extent to which the Fund could invest in certain industries that the Sub-Adviser believed were attractive opportunities for the Fund. The Sub-Adviser believes that the Fund would have greater flexibility to pursue such opportunities in the future if the Fund changed its policy such that the Fund will concentrate its investments in technology companies.
At a meeting of the Board on March 6, 2026, the Adviser and Sub-Adviser recommended to the Board that the Fund amend and restate its concentration policy to read as follows: “The Fund will concentrate its investments in technology companies.” After consideration, the Board determined that such change was in the best interests of the Fund because it provides the Sub-Adviser with greater flexibility in constructing the Fund’s portfolio consistent with the Fund’s principal investment strategies and potentially allows the Fund to invest more assets in attractive opportunities than might otherwise be possible under the previous policy.
Under Section 13(a) of the 1940 Act, the Fund may not, unless authorized by the vote of a majority of its outstanding securities, deviate from its policy in respect of the concentration of investments in any particular industry or group of industries. As a result, the proposed change was presented to the four shareholders holding a majority of the Fund’s outstanding securities, and such shareholders approved the change on March 6, 2026 by written consent. Based on such approval, the change in the Fund’s concentration policy is anticipated to take effect on or about April 16, 2026.
Manager of Managers Structure
The Adviser and the Trust have received an exemptive order (the “Order”) from the SEC that allows the Fund to operate under a “manager of managers” structure (a “Manager of Managers Structure”). Under the Manager of Managers Structure, the Adviser may, subject to the approval of the Board, appoint and replace unaffiliated sub-advisers and enter into or materially amend sub-advisory agreements with such sub-advisers without obtaining prior shareholder approval.
The Manager of Managers Structure would enable the Fund to operate more efficiently by allowing the Adviser, subject to Board oversight, to select sub-advisers that it believes are best suited to manage all or a portion of the Fund’s assets without the expense and delay associated with obtaining shareholder approval of sub-advisory agreements. Under the Manager of Managers Structure, the Adviser has the ultimate responsibility, subject to oversight by the Board, to oversee the Fund’s sub-advisers and recommend their hiring, termination, and replacement. The Adviser compensates the Sub-Adviser from the advisory fee it receives from the Fund.
At a meeting of the Board on March 6, 2026, the Adviser recommended to the Board that the Fund be permitted to operate under a Manager of Managers Structure, and after consideration, the Board determined that permitting the Fund to operate under a Manager of Managers Structure was in the best interests of the Fund. Before the Fund may rely on the Order and operate under the Manager of Managers Structure, the structure is required to be approved by the Fund’s shareholders. As a result, the Fund’s use of a Manager of Managers Structure was presented to the four shareholders holding a majority of the Fund’s outstanding securities, and such shareholders approved the change on March 6, 2026 by written consent. Based on such approval, the Fund will be permitted to operate under a Manager of Managers Structure effective on or about April 16, 2026.
Under the Manager of Managers Structure, when relying on the Order, the Fund will inform shareholders of the hiring of any new unaffiliated sub-adviser or any material amendments to existing sub-advisory agreements with unaffiliated sub-advisers within 90 days of such event. Shareholders will not have the opportunity to vote on the appointment of unaffiliated sub-advisers or material amendments to existing sub-advisory agreements under the Manager of Managers Structure. The Fund’s use of the Manager of Managers Structure is also subject to certain conditions that are set forth in the Order.
Implementation of the Manager of Managers Structure does not permit an increase in the overall management or advisory fees payable by the Fund without shareholder approval.

Sub-Advisory Agreement
Background
Since the Fund’s inception, AOT has served as a non-discretionary investment sub-adviser to the Fund. At a meeting held on March 6, 2026, the Board approved a new investment sub-advisory agreement between the Trust, the Adviser, and AOT, dated April 16, 2026, pursuant to which AOT provides discretionary sub-advisory services to the Fund (the “Sub-Advisory Agreement”). The new Sub-Advisory Agreement is not anticipated to change the way the Fund is presently managed and will not increase the fees or expenses of the Fund. The new Sub-Advisory Agreement is intended to bring greater clarity to the role of AOT in managing the Fund and to enable greater administrative efficiencies by reflecting the same terms as the Trust’s sub-advisory agreement with AOT with respect to the AOT Software Platform ETF, another series of the Trust.
The terms of the new Sub-Advisory Agreement are materially identical to the terms of the previous sub-advisory agreement with AOT. AOT’s prior sub-advisory agreement was last renewed by the Board at a meeting held on March 6, 2026, to ensure that the Fund had continuity of sub-advisory services between when that agreement would otherwise expire and when the new Sub-Advisory Agreement would be effective.
Approval of the Sub-Advisory Agreement requires the affirmative vote of the holders of a “majority of the outstanding voting securities” of the Fund. As of March 6, 2026, a majority of the outstanding voting securities of the Fund was held by four shareholders, who have approved the Sub-Advisory Agreement by written consent.
Board Approval and Evaluation of the Sub-Advisory Agreement
The Board (the members of which are referred to as “Trustees”) met in-person on March 5-6, 2026 to consider the approval of the new Sub-Advisory Agreement for an initial two-year term.
In accordance with Section 15(c) of the 1940 Act, the Board requested, reviewed, and considered materials furnished by the Adviser and Sub-Adviser relevant to the Board’s consideration of whether to approve the Sub-Advisory Agreement. In connection with considering the approval of the Sub-Advisory Agreement, the Trustees who are not “interested persons” of the Trust, as that term is defined in the 1940 Act (the “Independent Trustees”), met in executive session with counsel to the Trust and counsel to the Independent Trustees, who provided assistance and advice. In reaching the decision to approve the Sub-Advisory Agreement, the Board considered and reviewed information provided by the Adviser and Sub-Adviser at the meeting and throughout the year, including among other things information about the Sub-Adviser’s personnel, operations, financial condition, and compliance program. The Board also reviewed the Sub-Advisory Agreement, including amendments to the Sub-Advisory Agreement. During its review and consideration, the Board focused on and reviewed the factors it deemed relevant, including:
Nature, Quality, and Extent of Services. The Board was presented with and considered information concerning the nature, quality, and extent of the overall services provided by the Sub-Adviser to the Fund. In this context, the Board considered the responsibilities of the Sub-Adviser, including determining the investments for the Fund, subject to the overall supervision and oversight of the Adviser and the Board. In addition, the Board evaluated the integrity and experience of the Sub-Adviser’s personnel in managing assets and the adequacy of the Sub-Adviser’s resources to perform the services provided under the Sub-Advisory Agreement.
Performance. The Board compared the Fund’s performance for periods ended December 31, 2025 to that of a peer group of ETFs determined by an independent consultant to the Trust to be highly suitable peers based on factors such as a fund’s strategy, geographic focus, portfolio concentration, and factor analyses. It was noted that the Sub-Adviser had consistently managed the Fund’s portfolio in accordance with its stated investment objective and strategies. The Board noted that, for the 1-year, 2-year, 3-year, and since-inception periods ended December 31, 2025, the Fund had outperformed the average of its peer group.
Comparative Fees and Expenses. The Board noted that the sub-advisory fees paid to AOT for services provided to the Fund will be paid by the Adviser out of its advisory fee and not by the Fund. In considering the sub-advisory fees, the Board reviewed and considered the fees in light of the nature, quality, and extent of the services being provided by the Sub-Adviser. The Board considered a representation from the Sub-Adviser that it does not manage any other accounts that follow a strategy similar to that of the Fund.
Costs and Profitability. The Board further considered information regarding the potential profits, if any, that may be realized by the Sub-Adviser in connection with providing its services to the Fund. The Board reviewed the profit and loss information provided by the Sub-Adviser with respect to the Fund and considered the Sub-Adviser’s profitability with respect to providing investment advisory services as well as non-advisory services. The Board considered the financial condition of the Sub-Adviser, noting that the Sub-Adviser has sufficient capital to perform its obligations to the Fund under the Sub-Advisory Agreement. The Board also reviewed the costs associated with the personnel, systems and equipment necessary to manage the Fund and to meet the regulatory and compliance requirements adopted by the SEC and other regulatory bodies. The Board also considered the financial obligations of AOT, which serves as the sponsor of the Fund.
Other Benefits. The Board further considered the extent to which the Sub-Adviser might derive ancillary benefits from the Fund’s operations.
Economies of Scale. The Board also considered whether economies of scale would be realized by the Fund as its assets grow larger, including the extent to which this is reflected in the level of fees to be charged. The Board also noted that the sub-advisory fees do not include breakpoints but concluded that it was premature to meaningfully evaluate potential economies of scale given the Fund’s current assets.
Conclusion. No single factor was determinative of the Board’s decision to approve the Sub-Advisory Agreement; rather, the Board based its determination on the total mix of information available to it. Based on a consideration of all the factors in their totality, the Board, including the Independent Trustees, unanimously determined that the Sub-Advisory Agreement, including the compensation payable under it, was fair and reasonable to the Fund. The Board, including the Independent Trustees, unanimously determined that the approval of the Sub-Advisory Agreement was in the best interests of the Fund and its shareholders.
Information Regarding the Sub-Advisory Agreement
Pursuant to the Sub-Advisory Agreement, AOT is responsible for determining securities to be purchased, held, or sold by the Fund, and what portion of the Fund’s assets shall be held in cash.
The Sub-Advisory Agreement with respect to the Fund will continue in force for an initial period of two years. Thereafter, the Sub-Advisory Agreement will be renewable from year to year with respect to the Fund, so long as its continuance is approved at least annually by the Board provided that in such event such renewal and continuance shall also be approved by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval (or in another manner permitted by the 1940 Act or pursuant to exemptive relief therefrom).
The Sub-Advisory Agreement will terminate automatically in the event of its assignment, and is terminable at any time, without penalty, by the Board, including a majority of the Independent Trustees; or by the vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days’ written notice to the Adviser and AOT; or by the Adviser or AOT on sixty (60) days’ written notice to the Trust and the other party. The Sub-Advisory Agreement will also terminate upon written notice to the other party that the other party is in material breach of the Sub-Advisory Agreement, unless the other party in material breach of the Sub-Advisory Agreement cures such breach to the reasonable satisfaction of the party alleging the breach within thirty (30) days after written notice.
The Sub-Advisory Agreement provides that AOT shall not be liable for any action taken or omitted to be taken by AOT in the absence of willful misconduct, bad faith, fraud, negligence, or breach of fiduciary duty.
The Adviser pays AOT a fee, which is calculated daily and paid monthly, at an annual rate based on the Fund’s average daily net assets as follows: 0.38% (annual rate as a percentage of average daily net assets). For the fiscal year ended May 31, 2025, the Adviser paid AOT $177,676; AOT waived receipt of $37,413 pursuant to its sponsorship arrangement with the Adviser.
Fund Sponsor
The Sub-Adviser has entered into a fund sponsorship agreement with the Adviser pursuant to which the Sub-Adviser is also the sponsor of the Fund (“Fund Sponsor”). Under this arrangement, the Fund Sponsor has agreed to provide financial support to the Fund (as described below) and, in turn, the Adviser has agreed to share with the Fund Sponsor a portion of profits, if any, generated by the Fund’s advisory fee (also as described below). Every month, the advisory fee, which is a unitary management fee, is calculated and paid to the Adviser.
If the amount of the unitary management fee exceeds the Fund’s operating expenses and the Adviser-retained amount, the Adviser pays the net total to the Fund Sponsor. The amount paid to the Fund Sponsor represents both the sub-advisory fee and any remaining profits from the advisory fee. During months where there are no profits or the Fund is not sufficient to cover the entire sub-advisory fee, the sub-advisory fee is automatically waived. If the amount of the unitary management fee is less than the Fund’s operating expenses and the Adviser-retained amount, the Fund Sponsor is obligated to reimburse the Adviser for the shortfall.
The Adviser-retained amount represents an agreed upon fee arrangement between the Adviser and Fund Sponsor. This arrangement calls for the Fund Sponsor to pay the Adviser a fee and reimburse the Adviser for certain Fund operating expenses it paid pursuant to the Advisory Agreement.
Additional Information about AOT Invest, LLC
AOT Invest LLC, 3541 East Kimberly Rd, Davenport, Iowa 52807, was founded in 2022 and is responsible for determining the investments for the Fund, subject to the overall supervision and oversight of the Adviser and the Board. AOT has been the investment sub-adviser to the Fund since its inception in June 2022. Twin State Inc., located at 3541 East Kimberly Rd, Davenport, Iowa 52807, has a controlling interest in AOT by virtue of its 25% ownership. Twin State Inc. is wholly owned by members of the Tinsman family.
John Tinsman is the Chief Executive Officer of AOT and portfolio manager of the Fund. Mr. Tinsman is the managing member and sole executive of AOT. His principal mailing address is the same as that of AOT’s principal office stated above.
Other Investment Companies Advised or Sub-Advised by AOT
AOT does not currently act as an adviser or sub-adviser to any registered investment companies having a similar investment objective as that of the Fund.
Additional Information about the Fund
Empowered Funds, LLC dba EA Advisers, 3803 West Chester Pike, Suite 150, Newtown Square, PA 19073, is the Fund’s investment adviser. PINE Distributors LLC (“Distributor”), 501 S. Cherry Street, Suite 610, Denver, Colorado 80246, serves as the distributor of creation units for the Fund on an agency basis. The Distributor does not maintain a secondary market in Shares. U.S. Bancorp Fund Services, LLC, doing business as U.S. Bank Global Fund Services, 615 East Michigan Street, Milwaukee, Wisconsin 53202, is the Fund’s administrator.
Security Ownership of Management and Certain Beneficial Owners
As of the Record Date, the Trustees and officers as a group owned of record and beneficially less than 1% of the outstanding shares of the Fund.
As of the Record Date, the record owners of more than 5% of the shares of the Fund are listed in the following table.

Name and Address	% Ownership*	Parent Company (if applicable)	Jurisdiction (if applicable)	Type of Ownership
Vanguard Marketing Corp. 100 Vanguard Blvd Malvern, PA 19355	66.58%	N/A	N/A	Record
Charles Schwab & Co., Inc. 3000 Schwab Way Westlake, TX 76262	10.06%	N/A	N/A	Record
National Financial Services, LLC 245 Summer Street Boston, MA 02210	6.21%	N/A	N/A	Record
*    John Tinsman, Managing Member of the Sub-Adviser, along with other family members and an affiliated company (Twin State, Inc., an Iowa corporation) own 69.5% of the Fund’s outstanding shares. As a result, in aggregate, they have the power to control the vote on any matters presented to shareholders.

Financial Information
The Fund’s most recent annual report is available on request, without charge, by calling 215-330-4476, by writing to the Fund at EA Advisers, 3803 West Chester Pike, Suite 150, Newtown Square, PA 19073, or you may download the report from the Fund’s website at https://aotetf.com/AOTG.
Delivery of Documents
Householding is an option available to certain investors of the Fund. Householding is a method of delivery, based on the preference of the individual investor, in which a single copy of certain shareholder documents can be delivered to investors who share the same address, even if their accounts are registered under different names. Householding for the Fund is available through certain broker-dealers. If you are interested in enrolling in householding and receiving a single copy of prospectuses and other shareholder documents, please contact your broker-dealer. If you are currently enrolled in householding and wish to change your householding status, please contact your broker-dealer.
If you are part of a household that has received only one copy of this Information Statement, the Fund will deliver promptly a separate copy of this Information Statement to you upon written or oral request. To receive a separate copy of this Information Statement, please contact the Fund by writing EA Advisers, 3803 West Chester Pike, Suite 150, Newtown Square, PA 19073 or calling 215-330-4476.